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                                                                 EXHIBIT g(1)(g)


                                AMENDMENT NO. 4
                                      TO
                          SECOND AMENDED AND RESTATED
                               CUSTODY AGREEMENT

This Amendment No. 4 (the "Amendment") to the Custody Agreement (the "Agreement") is made this _____ day of __________, 2001 by and between AIM ADVISORS, INC., a Delaware corporation (the "Administrator"), THE BANK OF NEW YORK, a New York corporation ("BONY") and SHORT-TERM INVESTMENTS CO., a Maryland corporation (the "Company") with respect to its Cash Assets Portfolio (the "Portfolio").

WHEREAS, the Administrative Services Agreement between the Administrator and the Company on behalf of the Portfolio (the "Administrative Services Agreement") provides, in part, for the assumption by the Administrator of all Ordinary Business Expenses, as defined in that agreement, that would otherwise be incurred by the Portfolio under the Administrative Services agreement; and

WHEREAS, Article XV, Section 9 of the Agreement provides that the Company on behalf ot its portfolios shall pay certain compensation and expenses to BONY.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows;

1. Notwithstanding anything to the contrary in Article XV, Section 9 of the Agreement or in any other agreement between the Company and BONY adopted pursuant to Article XV, Section 9 of the Agreement, any compensation or expenses payable by the Company on behalf of the Portfolio to BONY pursuant to Article XV, Section 9 of the Agreement or such other agreement shall be paid by, and shall be the direct obligation of, the Administrator, and BONY agrees to hold to the Administrator solely responsible for payment of such compensation and expenses.

2. As between the Administrator and the company on behalf of the Portfolio, the Company agrees to reimburse the Administrator for any payments made by the Administrator to BONY pursuant to the preceding paragraph that would not constitute ordinary Business Expenses, as defined in the Administrative Services Agreement, of the Portfolio.
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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      A I M ADVISORS, INC.

Attest:_____________________          By:__________________________
       Assistant Secretary               President

(SEAL)

                                      SHORT-TERM INVESTMENT CO.
                                      ON BEHALF OF CASH ASSETS PORTFOLIO

Attest:______________________         By:__________________________
       Assistant Secretary               President

(SEAL)

                                      THE BANK OF NEW YORK

Attest:_______________________        By:__________________________

Name:_________________________        Name:________________________

Title:________________________        Title:_______________________


(SEAL)